As filed with the Securities and Exchange Commission on July 8, 2004
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NPS Pharmaceuticals, Inc.
 (Exact name of Registrant as specified in its charter)

Delaware	420 Chipeta Way Salt Lake City, Utah 84108-1256 (801) 583-4939	87-0439579
(State or other jurisdiction of incorporation or organization)	(Address and telephone number, principal executive offices)	(I.R.S. Employer Identification No.)

Kevin J. Ontiveros, Corporate Secretary
NPS Pharmaceuticals, Inc.
420 Chipeta Way, Salt Lake City, Utah 84108-1256
 (Name, address and telephone number, of agent for service)

with a copy to:
Thomas E. Hartman
Foley & Lardner LLP
3000 K Street, N.W., Suite 500
Washington, D.C. 20007
(202) 672-5300

        Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  |_|
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 Registration Statement number of the earlier effective Registration Statement for the same offering.  |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.  |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  |_|

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value (1)	1,333,333	$20.27 (2)	$27,026,660 (2)	$3,425

(1)	One preferred stock purchase right is attached to and trades with each share of common stock registered hereunder. These rights are also covered by this Registration Statement and the value attributable to them, if any, is reflected in the market price of the common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The proposed maximum offering price per unit and proposed maximum aggregate offering price are based upon the $20.27 average of the high and low prices of the Registrant’s common stock on July 6, 2004 as reported on the NASDAQ National Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	SUBJECT TO COMPLETION DATED JULY 8, 2004 1,333,333 Shares NPS PHARMACEUTICALS, INC. COMMON STOCK

        This prospectus relates to the public offering of 1,333,333 shares of our common stock by the selling stockholder named on page 12 of this prospectus. The selling stockholder will receive all the proceeds from the sale of these shares. The selling stockholder acquired the shares directly from us in a private placement exempt from registration under the Securities Act of 1933, which was completed on July 7, 2004. We will not receive any proceeds from the sale of these shares.

        The selling stockholder is offering these shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock from time to time on the NASDAQ National Market, in the over-the-counter market, in negotiated transactions or otherwise, and at prices and at terms which will be determined by the then prevailing market price for the shares or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” on page 13.

        Our common stock is traded on the NASDAQ National Market under the symbol NPSP. On July 6, 2004, the last reported sale price of our common stock on the NASDAQ National Market was $20.74 per share.

        Before buying any shares of our common stock you should read the discussion of material risks associated with investing in our common stock under the heading of “Risk Factors” beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________________.

        As used in this prospectus, “NPS,” “company,” “we,” “our,” “ours,” and “us” refer to NPS Pharmaceuticals, Inc. and its consolidated subsidiaries except where the context otherwise requires or as otherwise indicated.

        You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Offers to sell, and solicitation of offers to buy, shares of our common stock pursuant to this prospectus are only being made in jurisdictions where such offers and solicitations are permitted. The information contained, or incorporated by reference into, this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of the common stock. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated herein by reference, in making your investment decision. In particular, you should read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

i

NPS PHARMACEUTICALS, INC.

        This summary provides an overview of selected information and does not contain all the information you should consider before investing in our common stock. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the “Risk Factors” section and the documents that we incorporate by reference into this prospectus, before making an investment decision.

        Our objective is to build a profitable biopharmaceutical company by discovering, developing and commercializing small molecule drugs and recombinant proteins. Our current product candidates are primarily for the treatment of bone and mineral disorders, gastrointestinal disorders and central nervous system disorders.

        Our product portfolio consists of a U.S. Food and Drug Administration approved product as well as product candidates in various stages of clinical development and preclinical development. Our FDA approved product, cinacalcet HCl, has received marketing approval in the U.S. for the treatment of secondary hyperparathyroidism in chronic kidney disease patients on dialysis and for the treatment of elevated calcium levels in patients with parathyroid carcinoma. Cinacalcet HCl is also the subject of an application for marketing approval filed with the European Agency for the Evaluation of Medicinal Products, or EMEA, in Europe. We have licensed to Amgen worldwide rights to cinacalcet HCl, with the exception of Japan, Korea, China, Hong Kong and Taiwan, which we have licensed to Kirin Brewery, Ltd. Amgen is marketing cinacalcet HCl under the brand name Sensipar™. Both Amgen and Kirin have contractually committed to pay us royalties on their sales of cinacalcet HCl. Kirin is presently in Phase III clinical trials with cinacalcet HCl. PREOS is our most advanced product candidate. PREOS® is our brand name for recombinant, full-length human parathyroid hormone that we are developing for the treatment of osteoporosis. We have successfully completed a pivotal Phase III clinical trial with PREOS. We are preparing a new drug application, or NDA, to be filed with the FDA for approval to market PREOS in the U.S. that we plan to file by the end of 2004. We are also conducting other clinical trials with PREOS to support the filing of the NDA. We have granted to Nycomed Danmark ApS, the selling stockholder, the exclusive right to market and sell PREOS in Europe. We are conducting a pivotal Phase III clinical trial with teduglutide, our analog of glucagon-like peptide 2, in patients with short bowel syndrome and are also conducting a proof-of-concept Phase II clinical trial in patients with Crohn’s disease. Additionally, we are studying isovaleramide, a small organic molecule, in a Phase II clinical trial for acute treatment of migraine. Additional Phase I clinical development programs include calcilytic compounds for the treatment of osteoporosis; and delucemine for acute and urgent symptoms of major depressive disorders. Certain calcilytic compounds are licensed to and are being developed by GlaxoSmithKline. We have entered into collaborative research, development and license agreements with AstraZeneca AB and Janssen Pharmaceutical N.V., a subsidiary of Johnson & Johnson, with respect to certain other of our product development programs.

        We originally incorporated in Utah in 1986 and reincorporated in Delaware in 1992. In December 1999, we acquired Allelix Biopharmaceuticals, Inc., or Allelix, a biopharmaceutical company based in Ontario, Canada. We now operate Allelix as a subsidiary, and refer to it as NPS Allelix. Our executive offices are located at 420 Chipeta Way, Salt Lake City, Utah 84108-1256. Our telephone number is (801) 583-4939. Our Internet site is at http://www.npsp.com. Information found on our Internet site is not part of this prospectus.

        “NPS”, “NPS Pharmaceuticals” and “PREOS” are our registered trademarks. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

RISK FACTORS

        Before making an investment in our common stock, you should carefully consider the following risk factors, in addition to the other information included or incorporated by reference into this prospectus. The risks set out below are not the only risks we face. If any of the following risks occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

        We have a history of operating losses. We expect to incur net losses and we may never achieve ormaintain profitability.

        With the exception of 1996, we have not been profitable since our inception in 1986. We reported net losses of $170.4 million, $86.8 million and $50.0 million for the years ended 2003, 2002 and 2001, respectively, and a net loss of $35.7 million for the three months ended March 31, 2004. As of March 31, 2004, we had an accumulated deficit of approximately $453.9 million. We have not generated any revenue from product sales or royalties from product sales to date, and it is possible that we will never have significant product sales revenue or royalty revenue. We expect to continue to incur losses for at least the next several years as we and our collaborators and licensees pursue clinical trials and research and development efforts. To become profitable, we, either alone or with our collaborators and licensees, must successfully develop, manufacture and market our current product candidates, particularly PREOS and Sensipar, as well as continue to identify, develop, manufacture and market new product candidates. It is possible that we will never have significant product sales revenue or receive significant royalties on our licensed product candidates.

        We may need additional financing, but our access to capital funding is uncertain.

        Our current and anticipated operations, particularly our product development and commercialization programs for PREOS and teduglutide, require substantial capital. We expect that our existing cash and cash equivalents will sufficiently fund our current and planned operations through at least mid-2005. However, our future capital needs will depend on many factors, including Amgen’s success in marketing and selling Sensipar, the extent to which we enter into collaboration agreements with respect to any of our proprietary product candidates, receive milestone payments from our collaborators and make progress in our internally funded research, development and commercialization activities. Our capital requirements will also depend on the magnitude and scope of these activities, our ability to maintain existing and establish new collaborations, the terms of those collaborations, the success of our collaborators in developing and marketing products under their respective collaborations with us, the success of our contract manufacturers in producing clinical and commercial supplies of our product candidates on a timely basis and in sufficient quantities to meet our requirements, competing technological and market developments, the time and cost of obtaining regulatory approvals, the extent to which we choose to commercialize our future products through our own sales and marketing capabilities, the cost of preparing, filing, prosecuting, maintaining and enforcing patent and other rights and our success in acquiring and integrating complimentary products, technologies or companies. We do not have committed external sources of funding, and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

•	engage in equity financings that would be dilutive to current stockholders;

•	delay, reduce the scope of or eliminate one or more of our development programs;

•	obtain funds through arrangements with collaborators or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

•	license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

        If funding is insufficient at any time in the future, we may not be able to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

        Failure of Amgen to effectively market Sensipar may reduce our potential royalty revenues.

        We are reliant on the efforts of Amgen in promoting and selling Sensipar in its territory. If Amgen does not dedicate sufficient resources to the promotion of Sensipar, or if Amgen fails in its marketing efforts, the royalty revenues we receive from sales of Sensipar by Amgen will decrease and our business and operating results will be adversely affected.

        With the exception of cinacalcet HCl, we have not developed any commercial drugs. We may never develop any other commercial drugs or products that generate revenues.

        Our existing product candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs for a number of reasons, including the failure of our product candidates to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue the programs through the clinical trial process. We do not expect to be able to market any of our existing product candidates for a number of years, if at all.

        We are substantially dependent on our ability to successfully and timely complete clinical trials and obtain regulatory approval to market our most advanced product candidate, PREOS. Our business will be materially harmed and our stock price adversely affected if regulatory approval is not obtained with respect to either or both of these product candidates.

        We have successfully completed a pivotal Phase III clinical trial for PREOS and are preparing an NDA to be filed with the FDA by the end of 2004. We are also conducting other clinical trials with PREOS to support the filing of the NDA. Our success will depend, to a great degree, on our ability to obtain the requisite regulatory approval to market PREOS. The process of obtaining FDA and other regulatory approvals is costly, time consuming, uncertain and subject to unanticipated delays. In order to obtain the necessary regulatory approval, we must demonstrate with substantial evidence from well-controlled clinical trials and to the satisfaction of the applicable regulatory reviewing agency that PREOS is both safe and efficacious. While we have completed Phase III clinical trials with PREOS and announced the successful results from that study, there is no assurance that the FDA or the EMEA will accept the results of that study, or our other studies with PREOS and determine that the applicable regulatory requirements for approval have been met. We cannot predict the ability of our third party service providers to collect the data from our trials with PREOS, analyze the data, and deliver their final reports to us. There may be significant delays in this process. We are presently engaged in legal proceedings with PharmData Inc., one of the contract research organizations engaged in the compilation and analysis of data from certain of our clinical trials, including the Phase I clinical pharmacokinetics studies with PREOS. As a result of the dispute with PharmData, we will likely have to retain the services of another contract research organization to complete the work PharmData had been engaged to provide. This may result in a delay in filing the NDA for PREOS of several weeks to months. The FDA may require additional testing for safety and efficacy, which would result in a substantial delay in the regulatory approval process. If we fail to successfully obtain regulatory approvals for PREOS or we face significant delays, our business will be materially harmed and our stock price will be adversely affected.

        We have no manufacturing capabilities. We depend on third parties, including a number of sole suppliers, for manufacturing and storage of our product candidates used in our clinical trials and planned for use in our commercial launch of our products. Product introductions may be delayed or suspended and commercial sales may be restricted if the manufacture of our products is interrupted or discontinued.

        We do not have manufacturing facilities to produce sufficient supplies of PREOS, teduglutide or any of our other product candidates to support clinical trials or commercial launch of these products, if they are approved. We are dependent on third parties for manufacturing and storage of our product candidates. If we are unable to contract for a sufficient supply of our product candidates on acceptable terms, or if we encounter delays or difficulties in the manufacturing process or our relationships with our manufacturers, we may not have sufficient product to conduct or complete our clinical trials or support preparations for the commercial launch of our product candidates, if approved.

        We have entered into agreements with contract manufacturers to manufacture clinical and commercial supplies of PREOS. These contract manufacturers are our only source for the production and formulation of PREOS. To date, these contract manufacturers have produced only small quantities of PREOS relative to those needed for commercialization. In addition, in the past we have experienced difficulties in producing clinical supplies of PREOS that meet our specifications. We cannot be certain that these difficulties will not reoccur in the future.

        We will depend on contract manufacturers to supply commercial-scale quantities of PREOS. In October 2002, we entered into an agreement with Boehringer Ingelheim Austria GmbH, or BI, for the manufacture of bulk drug supplies of PREOS in support of commercial launch. Under this agreement, we have initiated the technology transfer process and are implementing appropriate testing, documentation and quality standards and procedures in preparation for the commencement of commercial production. The technology transfer process will be lengthy and complicated, and we will expend substantial resources over the term of the agreement. We will be required to establish bioequivalency between the finished drug product used in the conduct of our clinical trials and the commercial supplies of the finished drug product composed of the bulk drug product manufactured by BI. Additionally, FDA and comparable foreign regulatory approvals of the production process at BI may be required. The BI agreement further provides a general basis for the parties to mutually agree as to the terms of any future production of PREOS, based in part on current projections as to yield and other matters. Any failure to successfully transition on a timely basis our bulk manufacturing to BI would delay our commercialization efforts.

        We depend on a number of contract manufacturers to supply key components of PREOS. For instance, we depend on SynCo Bio Partners B.V., or SynCo, and BI to produce supplies of bulk drug product of PREOS to support clinical trials and commercial launch. To date SynCo has been able to produce sufficient supplies of bulk drug product to meet our requirements. The technology transfer process at BI has started and we expect BI to be able to produce bulk drug supply of PREOS on a timely basis. We also depend on Vetter Pharma-Fertigung GmbH, or Vetter, for the production of finished supplies of PREOS. Because the “fill and finish” part of the manufacturing process for PREOS requires the use of Vetter’s proprietary technology, Vetter is our sole source for finished supplies of PREOS. Absent the development of an alternative method of delivery of PREOS, we will remain dependent on the availability of this proprietary technology. Vetter has only produced small quantities of finished supplies of PREOS to date. There is a risk that Vetter may not be able to scale to commercial production of PREOS. We are also subject to the risk that disruptions in Vetter’s operations would result in delays in PREOS’ clinical trials, regulatory approvals and commercial introduction. In January 2004, we entered into a capacity reservation agreement with Vetter under which we have reserved future production capacity at Vetter for commercial supplies of PREOS. If Vetter is unable to produce finished supplies of PREOS in required quantities, on a timely basis or at all, we could be forced to ultimately develop an alternative delivery process for PREOS, which would require additional clinical trials and regulatory approvals. Any disruption or termination of our relationship with Vetter would materially harm our business and financial condition and cause our stock price to decline.

        We have also entered into arrangements with contract manufacturers for supplies of teduglutide and isovaleramide. If clinical supplies of teduglutide or isovaleramide are disrupted, exhausted, or fail to arrive when needed, we will have to substantially curtail or postpone initiation of planned clinical trials with those product candidates.

        Dependence on contract manufacturers for commercial production involves a number of risks, many of which are outside our control. These risks include potential delays in transferring technology, and the inability of our contract manufacturer to scale production on a timely basis, to manufacture commercial quantities at reasonable costs, to comply with current good manufacturing practices and to implement procedures that result in the production of drugs that meet our specifications and regulatory requirements.

        Our reliance on contract manufacturers exposes us to additional risks, including:

•	there may be delays in scale-up to quantities needed for clinical trials or failure to manufacture such quantities to our specifications, or to deliver such quantities on the dates we require;

•	our current and future manufactures are subject to ongoing, periodic, unannounced inspection by the FDA and corresponding state and international regulatory authorities for compliance with strictly enforced cGMP regulations and similar foreign standards, and we do not have control over our contract manufactures’ compliance with these regulations and standards;

•	our current and future manufacturers may not be able to comply with applicable regulatory requirements, which would prohibit them from manufacturing products for us;

•	if we need to change to other commercial manufacturing contractors, the FDA and comparable foreign regulators must approve these contractors prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in, or themselves develop substantially equivalent processes necessary for, the production or our products;

•	our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand; and

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

        Any of these factors could cause us to delay or suspend clinical trials, regulatory submission, required approvals or commercialization of our products under development, entail higher costs and result in our being unable to effectively commercialize our products.

        We do not currently intend to manufacture any of our product candidates, although we may choose to do so in the future. If we decide to manufacture our products, we would be subject to the regulatory risks and requirements described above. We would also be subject to similar risks regarding delays or difficulties encountered in manufacturing our pharmaceutical products and we would require additional facilities and substantial additional capital. We cannot assure you that we would be able to manufacture any of our products successfully in accordance with regulatory requirements and in a cost-effective manner.

        Clinical trials are long, expensive and uncertain processes and the FDA may ultimately not approve any of our product candidates. We cannot assure you that data collected from preclinical and clinical trials of our product candidates will be sufficient to support approval by the FDA, the failure of which could delay our profitability and adversely affect our stock price.

        Many of our research and development programs are at an early stage. Clinical trials are long, expensive and uncertain processes. Clinical trials may not be commenced or completed on schedule, and the FDA may not ultimately approve our product candidates for commercial sale. Further, even if the results of our preclinical studies or clinical trials are initially positive, it is possible that we will obtain different results in the later stages of drug development or that results seen in clinical trials will not continue with longer-term treatment. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II clinical trials may not be repeated in larger Phase II or Phase III clinical trials. All of our potential drug candidates are prone to the risks of failure inherent in drug development. The clinical trials of any of our drug candidates, including PREOS, teduglutide and isovaleramide, could be unsuccessful, which would prevent us from commercializing the drug. Our failure to develop safe, commercially viable drugs would substantially impair our ability to generate revenues and sustain our operations and would materially harm our business and adversely affect our stock price.

        If we fail to maintain our existing or establish new collaborative relationships, or if ourcollaborators do not devote adequate resources to the development and commercialization of our licensed drugcandidates, we may have to reduce our rate of product development and may not see products brought to market orbe able to achieve profitability.

        Our strategy for developing, manufacturing and commercializing our products includes entering into various relationships with large pharmaceutical companies to advance many of our programs. We have granted exclusive development, commercialization and marketing rights to a number of our collaborators for some of our key product development programs, including Sensipar, calcilytics, mGluRs and glycine reuptake inhibitors. Except in the case of our collaboration with AstraZeneca for research involving mGluRs, our collaborators have full control over those efforts in their territories and the resources they commit to the programs. Accordingly, the success of the development and commercialization of product candidates in those programs depends on their efforts and is beyond our control. For us to receive any significant milestone or royalty payments from our collaborators, they must advance drugs through clinical trials, establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of those products. As a result, if a collaborator elects to terminate its agreement with us with respect to a research program, our ability to advance the program may be significantly impaired or we may elect to discontinue funding the program altogether. For example, in early 2002, Abbott terminated its agreement with respect to isovaleramide, and Forest Laboratories terminated its agreement with us with respect to ALX-0646. As a result, the advancement of these programs was delayed.

        Under our agreement with AstraZeneca, we are required to co-direct the research and to pay for an equal share of the preclinical research costs, including capital and a minimum number of personnel through March 2006 unless earlier terminated by AstraZeneca or us upon six months advance written notice. This commitment of personnel and capital may limit or restrict our ability to initiate or pursue other research efforts.

        As part of our product development and commercialization strategy, we evaluate whether to seek collaborators for our product candidates. If we elect to collaborate, we may not be able to negotiate collaborative arrangements for our product candidates on acceptable terms, if at all. If we are unable to establish collaborative arrangements, we will either need to increase our expenditures and undertake the development and commercialization activities at our own expense or delay further development of the affected product candidate.

        Collaborative agreements, including our existing collaborative agreements, pose the following risks:

•	our contracts with collaborators may be terminated and we may not be able to replace our collaborators;

•	the terms of our contracts with our collaborators may not be favorable to us in the future;

•	our collaborators may not pursue further development and commercialization of compounds resulting from their collaborations with us;

•	a collaborator with marketing and distribution rights to one or more of our product candidates, such as Nycomed, may not commit enough resources to the marketing and distribution of such candidates;

•	disputes with our collaborators may arise, leading to delays in or termination of the research, development or commercialization of our product candidates, or resulting in significant litigation or arbitration;

•	contracts with our collaborators may fail to provide significant protection if one or more of them fail to perform;

•	in some circumstances, if a collaborator terminates an agreement, or if we are found to be in breach of our obligations, we may be unable to secure all of the necessary intellectual property rights and regulatory approval to continue developing the same compound or product;

•	our collaborators could independently develop, or develop with third parties, drugs that compete with our products; and

•	we may be unable to meet our financial or other obligations under our collaborative agreements.

        We cannot assure you of the success of our current collaborative efforts nor can we assure you of the success of any of our future collaborative efforts. If our collaborative efforts fail, our business and financial condition would be materially harmed.

        Because we do not have experience in marketing, selling or distributing pharmaceutical products, we maybe unable to market and sell our products and generate revenues.

        We have recruited and continue to recruit sales, marketing, market research, and product planning personnel. However, we still require additional sales, marketing and distribution capabilities. In order to commercialize any product candidates for which we receive FDA approval, we will have to develop a sales and marketing force or rely on third parties to perform these functions. To market products directly, we will have to develop a marketing and sales force with technical expertise and supporting distribution capability. Our inability to develop expertise and attract skilled marketing and sales personnel to establish in-house sales and distribution capabilities may limit our ability to gain market acceptance for our products and generate revenues. For example, if the FDA grants approval for the commercialization of PREOS, we will be unable to introduce the product to market without developing these capabilities internally or establishing a marketing collaboration with another company with those resources. We have begun to develop our internal sales and marketing force but cannot assure you that we will be successful in our efforts to establish this force. Further, if we establish relationships with one or more large pharmaceutical companies with existing distribution systems and direct sales forces to market any or all of our product candidates, we cannot assure you that we will be able to enter into or maintain agreements with these companies on acceptable terms, if at all. We have granted Nycomed the exclusive right to commercialize PREOS in Europe. In return, Nycomed has agreed to pay us a royalty on its net sales of PREOS in Europe. We are dependent on Nycomed’s efforts to build a sales organization in Europe to market and sell PREOS. There can be no assurance that Nycomed will direct adequate resources to the commercialization of PREOS in Europe or that it will be successful in its efforts.

        In addition, we expect to begin to incur significant expenses in developing sales, marketing and distribution capabilities in advance of determining our commercialization strategy with respect to one or more of our product candidates, including determining whether to establish a collaboration with one or more pharmaceutical companies. The determination of our commercialization strategy with respect to a product candidate will depend on a number of factors, including:

•	the extent to which we are successful in securing collaborative partners to offset some or all of the funding obligations with respect to product candidates;

•	the extent to which our agreement with our collaborators permits us to exercise marketing or promotion rights with respect to the product candidate;

•	how our product candidates compare to competitive products with respect to labeling, pricing, therapeutic effect and method of delivery; and

•	whether we are able to establish agreements with third party collaborators, including large pharmaceutical companies, with respect to any of our product candidates on terms that are acceptable to us.

        A number of these factors are outside of our control and will be difficult to determine. Therefore, we may change commercialization strategies by entering into agreements with our collaborators or third parties after we have incurred significant expenses in developing internal sales, marketing and distribution capabilities. A change of this nature could result in increased expenses or delays in commercialization and therefore could delay revenues and adversely affect our future operating results.

        Because of the uncertainty of pharmaceutical pricing, reimbursement and healthcare reform measures, wemay be unable to sell our products profitably.

        The availability of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product. These third-party payors continually attempt to contain or reduce the costs of healthcare. There have been a number of legislative and regulatory proposals to change the healthcare system and further proposals are likely. Under current guidelines, Medicare does not reimburse patients for self-administered drugs. Medicare’s policy may decrease the market for our products that are designed to treat patients with age-related disorders, such as osteoporosis and hyperparathyroidism. Significant uncertainty exists with respect to the reimbursement status of newly approved healthcare products. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. We might not be able to sell our products profitably or recoup the value of our investment in product development if reimbursement is unavailable or limited in scope, particularly for product candidates addressing small patient populations, such as teduglutide for the treatment of short bowel syndrome.

        As a result of intense competition and technological change in the pharmaceutical industry, themarketplace may not accept our products, and we may not be able to complete successfully against other companiesin our industry and achieve profitability.

        Many of our competitors have drug products that have already been approved or are in development, and operate large, well-funded research and development programs in these fields. For example, Forteo, a fragment of the full-length parathyroid hormone for the treatment of osteoporosis, was introduced into the United States market in December 2002 by Lilly as a treatment for patients with osteoporosis who are at high risk of bone fracture. If PREOS is approved by the FDA, it will compete directly with Forteo and other approved therapies, including supplementing dietary calcium and vitamin D, estrogen replacement therapies, calcitonin bisphosphonate and selective estrogen modulators therapies. Many of our competitors have substantially greater financial and management resources, superior intellectual property positions and greater manufacturing, marketing and sales capabilities, areas in which we have limited or no experience. In addition, many of our competitors have significantly greater experience than we do in undertaking preclinical testing and clinical trials of new or improved pharmaceutical products and obtaining required regulatory approvals. Consequently, our competitors may obtain FDA and other regulatory approvals for product candidates sooner and may be more successful in manufacturing and marketing their products than we or our collaborators.

        Existing and future products, therapies and technological approaches will compete directly with the products we seek to develop. Current and prospective competing products may provide greater therapeutic benefits for a specific problem, may offer easier delivery or may offer comparable performance at a lower cost. Any product candidate that we develop and that obtains regulatory approval must then compete for market acceptance and market share. Our product candidates may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Further, any products we develop may become obsolete before we recover any expenses we incurred in connection with the development of these products. As a result, we may never achieve profitability.

        We may be unable to obtain patents to protect our technologies from other companies with competitive products, and patents of other companies could prevent us from manufacturing, developing or marketing our products.

        The patent positions of pharmaceutical and biotechnology firms are uncertain and involve complex legal and factual questions. The U.S. Patent and Trademark Office has not established a consistent policy regarding the breadth of claims that it will allow in biotechnology patents. If it allows broad claims, the number and cost of patent interference proceedings in the U.S. and the risk of infringement litigation may increase. If it allows narrow claims, the risk of infringement may decrease, but the value of our rights under our patents, licenses and patent applications may also decrease. In addition, the scope of the claims in a patent application can be significantly modified during prosecution before the patent is issued. Consequently, we cannot know whether our pending applications will result in the issuance of patents or, if any patents are issued, whether they will provide us with significant proprietary protection or will be circumvented, invalidated, or found to be unenforceable. Until recently, patent applications in the United States were maintained in secrecy until the patents issued, and publication of discoveries in scientific or patent literature often lags behind actual discoveries. Patent applications filed in the United States after November 2000 generally will be published 18 months after the filing date unless the applicant certifies that the invention will not be the subject of a foreign patent application. We cannot assure you that, even if published, we will be aware of all such literature. Accordingly, we cannot be certain that the named inventors of our products and processes were the first to invent that product or process or that we were the first to pursue patent coverage for our inventions.

        Our commercial success depends in part on our ability to maintain and enforce our proprietary rights. If third parties engage in activities that infringe our proprietary rights, our management’s focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the third party is not infringing, either of which would harm our competitive position. In addition, we cannot assure you that others will not design around our patented technology.

        Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or other analogous proceedings in other parts of the world to determine priority of invention and the validity of patent rights granted or applied for, which could result in substantial cost and delay, even if the eventual outcome is favorable to us. We cannot assure you that our pending patent applications, if issued, would be held valid or enforceable. Additionally, many of our foreign patent applications have been published as part of the patent prosecution process in such countries. Protection of the rights revealed in published patent applications can be complex, costly and uncertain.

        In order to protect goodwill associated with our company and product names, we rely on trademark protection for our marks. The United States Patent and Trademark Office has approved the registration of the trademark “PREOS.” A third party may assert a claim that the PREOS mark is confusingly similar to its mark, and such claims or objections by the FDA could force us to select a new name for PREOS, which could cause us to incur additional expense or delay its introduction to market.

        We also rely on trade secrets, know-how and confidentially provisions in our agreements with our collaborators, employees and consultants to protect our intellectual property. However, these and other parties may not comply with the terms of their agreements with us, and we might be unable to adequately enforce our rights against these people or obtain adequate compensation for the damages caused by their unauthorized disclosure or use. Our trade secrets or those of our collaborators may become known or may be independently discovered by others.

        Our products and product candidates may infringe the intellectual property rights of others, which could increase our costs and negatively affect our profitability.

        Our success also depends on avoiding infringement of the proprietary technologies of others. In particular, there may be certain issued patents and patent applications claiming subject matter which we or our collaborators may be required to license in order to research, develop or commercialize at least some of our product candidates, including PREOS and teduglutide. In addition, third parties may assert infringement or other intellectual property claims against us based on our patents or other intellectual property rights. An adverse outcome in these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease or modify our use of the technology. If we are required to license such technology, we cannot assure you that a license under such patents and patent applications will be available on acceptable terms or at all. Further, we may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another’s proprietary technology.

        We are subject to extensive government regulations that may cause us to cancel or delay the introduction of our products to market.

        Our research and development activities and the clinical investigation, manufacture, distribution and marketing of drug products are subject to extensive regulation by governmental authorities in the United States and other countries. Prior to marketing in the United States, a drug must undergo rigorous testing and an extensive regulatory approval process implemented by the FDA under federal law, including the Federal Food, Drug and Cosmetic Act. To receive approval, we or our collaborators must, among other things, demonstrate with substantial evidence from well-controlled clinical trials that the product is both safe and effective for each indication where approval is sought. Depending upon the type, complexity and novelty of the product and the nature of the disease or disorder to be treated, that approval process can take several years and require substantial expenditures. Data obtained from testing are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals of our products. Drug testing is subject to complex FDA rules and regulations, including the requirement to conduct human testing on a large number of test subjects. We, our collaborators or the FDA may suspend human trials at any time if a party believes that the test subjects are exposed to unacceptable health risks. We cannot assure you that any of our product candidates will be safe for human use. Other countries also have extensive requirements regarding clinical trials, market authorization and pricing. These regulatory schemes vary widely from country to country, but, in general, are subject to all of the risks associated with United States approvals.

        If any of our products receive regulatory approval, the approval will be limited to those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. In addition, results of pre-clinical studies and clinical trials with respect to our products could subject us to adverse product labeling requirements which could harm the sale of such products. Even if regulatory approval is obtained, later discovery of previously unknown problems may result in restrictions of the product, including withdrawal of the product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. Even if we obtain governmental approval, a marketed product, its respective manufacturer and its manufacturing facilities are subject to unannounced inspections by the FDA and must comply with the FDA’s current Good Manufacturing Practices, or cGMP, and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If a manufacturer fails to comply with any of the manufacturing regulations, it may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution. Other countries also impose similar manufacturing requirements.

        If we fail to attract and retain key employees, the development and commercialization of our products may be adversely affected.

        We depend heavily on the principal members of our scientific and management staff. If we lose any of these persons, our ability to develop products and become profitable could suffer. The risk of being unable to retain key personnel may be increased by the fact that we have not executed long-term employment contracts with our employees. We do not carry life insurance policies on any of our employees. Our future success will also depend in large part on our ability to attract and retain other highly qualified scientific and management personnel. We face competition for personnel from other companies, academic institutions, government entities and other organizations. We have operations in Salt Lake City, Utah, Parsipanny, New Jersey, Mississauga, Ontario and Toronto, Ontario. We also have executive officers and principal members of our scientific staff at each of these locations. Our future success will depend in part on how well we are able to integrate each of their efforts with the operations of the Company and how successful they are in managing personnel who are working on the same program but are spread out at various geographic locations.

        If product liability claims are brought against us or we are unable to obtain or maintain product liability insurance, we may incur substantial liabilities that could reduce our financial resources.

        The clinical testing and commercial use of pharmaceutical products involves significant exposure to product liability claims. We have obtained limited product liability insurance coverage for our clinical trial on humans, however, our insurance coverage may be insufficient to protect us against all product liability damages. Further, liability insurance coverage is becoming increasingly expensive and we might not be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect us against product liability damages. Regardless of merit or eventual outcome, liability claims may result in decreased demand for a future product, injury to reputation, withdrawal of clinical trial volunteers, loss of revenue, costs of litigation, distraction of management and substantial monetary awards to plaintiffs. Additionally, if we are required to pay a product liability claim, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

        Our operations involve hazardous materials and we must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

        Our research and development activities involve the controlled use of hazardous materials, radioactive compounds and other potentially dangerous chemicals and biological agents. Although we believe our safety procedures for these materials comply with governmental standards, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. We currently have insurance, in amounts and on terms typical for companies in businesses that are similarly situated, that could cover all or a portion of a damage claim arising from our use of hazardous and other materials. However, if an accident or environmental discharge occurs, and we are held liable for any resulting damages, the associated liability could exceed our insurance coverage and our financial resources.

Risks Related to Our Common Stock

        Our stock price has been and may continue to be volatile and an investment in our common stock couldsuffer a decline in value.

        You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. We receive only limited attention by securities analysts and frequently experience an imbalance between supply and demand for our common stock. The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our common stock price include:

•	fluctuations in our operating results;

•	announcements of technological innovations or new commercial products by us, our collaborators or our competitors;

•	published reports by securities analysts;

•	the progress of our and our collaborators’ clinical trials, including our and our collaborators’ ability to produce clinical supplies of our product candidates on a timely basis and in sufficient quantities to meet our clinical trial requirements;

•	governmental regulation and changes in medical and pharmaceutical product reimbursement policies;

•	developments in patent or other intellectual property rights;

•	publicity concerning the discovery and development activities by our licensees;

•	public concern as to the safety and efficacy of drugs that we and our competitors develop; and

•	general market conditions.

        Antitakeover provisions in our Certificate of Incorporation, Bylaws, stockholder rights plan and under Delaware law may discourage or prevent a change of control.

        Provisions of our Certificate of Incorporation and Bylaws and Section 203 of the Delaware General Corporation Law could delay or prevent a change of control of the Company. For example, our Board of Directors, without further stockholder approval, may issue preferred stock that could delay or prevent a change of control as well as reduce the voting power of the holders of common stock, even to the extent of losing control to others. In addition, our Board of Directors has adopted a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

        Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

        Additional equity financings or other share issuances by us could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market, including the sale of shares pursuant to this prospectus by Nycomed, and the sale of shares issued in connection with strategic alliances, or the perception that such additional sales could occur, could cause the market price of our common stock to drop.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability or the ability of our collaborators to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	the risks inherent in our research and development activities, including the successful continuation of our strategic collaborations, our and our collaborators’ ability to successfully complete clinical trials, commercialize products and receive required regulatory approvals, and the length, time and cost of obtaining such regulatory approvals;

•	competitive factors;

•	our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;

•	the ability of our contract manufacturers to successfully produce adequate clinical supplies of our product candidates to meet our clinical trial and commercial launch requirements;

•	changes in our relationships with our collaborators;

•	variability of our royalty, license and other revenues;

•	our ability to enter into and maintain agreements with current and future collaborators on commercially reasonable terms;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic and market conditions.

        You should also consider carefully the statements set forth in the section entitled “Risk Factors” of this prospectus, which addresses these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

        We are registering all 1,333,333 shares covered by this prospectus on behalf of Nycomed Danmark ApS, the selling stockholder. Nycomed acquired the shares from us on July 7, 2004, in a transaction exempt from registration under the Securities Act of 1933, pursuant to a Stock Purchase Agreement we entered into with Nycomed on April 20, 2004. In connection with the Stock Purchase Agreement, we entered into a Registration Rights Agreement with Nycomed, and the Registration Statement to which this prospectus relates was filed pursuant to the terms of that agreement. For additional information on the restrictions and other terms of the Registration Rights Agreement, you should refer to the information provided below under the caption “Plan of Distribution.”

        On April 20, 2004, we also entered into a distribution and license agreement granting Nycomed rights to develop and market PREOS in Europe, including the Commonwealth of Independent States (CIS) and Turkey. Under the terms of this agreement, Nycomed is responsible for European clinical development, registration and marketing of PREOS, and has agreed to pay us up to an aggregate of $25 million in milestone payments upon certain regulatory approvals and achievement of certain sales targets with respect to PREOS.

        The following table sets forth information as of July 7, 2004 with respect to the selling stockholder and the number of shares of common stock beneficially owned by the selling stockholder:

Name	Shares Owned Prior to Offering	Shares Being Offered	Shares Owned Upon Completion of Offering	Percentage Owned Upon Completion of Offering (1)
Nycomed Danmark ApS	1,333,333	1,333,333	0	0

(1)	We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder might not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

PLAN OF DISTRIBUTION

        We are registering the shares of our common stock to permit the public offer and sale of these securities by the selling stockholder from time to time after the date of this prospectus.

        We will not receive any of the proceeds from the offering of the shares of our common stock by the selling stockholder. The shares of common stock may be sold from time to time directly by the selling stockholder or, alternatively, through underwriters, broker-dealers or agents. If shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agents’ commissions.

        The shares of common stock may be sold:

•	in one or more transactions at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

        Such sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

•	on any national securities exchange or quotation service on which the shares of common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market; or

•	through the writing of options.

        In connection with dispositions of shares of common stock, the selling stockholder may:

•	enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume;

•	sell short and deliver shares of common stock to close out the short positions; or

•	loan or pledge shares of common stock to broker-dealers that in turn may sell the shares.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe any changes to this plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

        Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, when they sell the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

        If required under applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers.

        In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or any of the other available exemptions rather than pursuant to this prospectus.

        There is no assurance that the selling stockholder will sell any or all of the shares of common stock described in this prospectus, and the selling stockholder may transfer, devise or gift the shares by other means not described in this prospectus.

        The registration rights agreement between us and the selling stockholder contains provisions that could limit the number of shares sold and timing of sales made by the selling stockholder pursuant to this prospectus. In particular, the selling stockholder has agreed to sell no more than 666,667 shares in open market transactions pursuant to this prospectus in any calendar month. These limits cease in certain circumstances identified in the registration rights agreement upon the occurrence of specified change of control-related events.

        The selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M; these provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act of 1933. The registration rights agreement provides for us and the selling stockholder to indemnify each other against certain liabilities arising under the Securities Act of 1933.

        We agreed pursuant to the registration rights agreement to use our reasonable best efforts to cause the registration statement to which this prospectus relates to become effective as soon as practicable and to keep the registration statement effective until the earlier of:

•	the sale of all the shares registered pursuant to the registration rights agreement, and

•	such date that all shares registered pursuant to the registration rights agreement may be sold pursuant to Rule 144(k).

LEGAL MATTERS

        Kevin J. Ontiveros, our Acting General Counsel and Secretary, will pass on the validity of our common stock being offered for sale pursuant to this prospectus.

EXPERTS

        The consolidated financial statements of NPS Pharmaceuticals, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, and for the period from October 22, 1986 (inception) to December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in the method of amortizing goodwill and intangible assets in 2002.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

        Our common stock is quoted on the Nasdaq National Market under the symbol “NPSP.”

        Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until the selling security holder has sold all of the common stock to which this prospectus relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2003, filed on February 13, 2004, which includes our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three year period ended December 31, 2003, and for the period from October 22, 1986 (inception) through December 31, 2003.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

•	Our Current Reports on Form 8-K filed on February 10, 2004, March 11, 2004, March 30, 2004, April 22, 2004, May 6, 2004, and July 8, 2004.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on May 23, 1994.

•	The description of our Rights Agreement and Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A/A filed on December 31, 2001 and our Current Report on Form 8-K filed on December 19, 1996.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary
NPS Pharmaceuticals, Inc.
420 Chipeta Way
Salt Lake City, Utah 84108
(801) 583-4939

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated costs and expenses payable by us in connection with the issuance and distribution of the common stock pursuant to this Registration Statement. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission Registration Fee	$3,425
Accountant's Fees and Expenses	$15,000
Legal Fees and Expenses	$25,000
Miscellaneous Expenses	$6,575

Total	$50,000

Item 15.   Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933. The Company’s Bylaws also provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent not prohibited by Delaware law.

        The Company’s Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.   Exhibits

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (1)
4.2A	Rights Agreement, dated as of December 4, 1996, between Registrant and American Stock Transfer & Trust, Inc., with Exhibit A, Form of Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant; Exhibit B, Form of Right Certificate; and Exhibit C, Summary of Rights to Purchase Shares of Preferred Stock of the Registrant (2)
4.2B	First Amendment to the Rights Agreement and Certificate of Compliance with Section 27 thereof, dated December 31, 2001 (3)
4.2C	Second Amendment to the Rights Agreement and Certificate of Compliance with Section 27 thereof, dated February 19, 2003 (4)
4.3	Stock Purchase Agreement between the Registrant and Nycomed Danmark ApS dated as of April 20, 2004
4.4	Registration Rights Agreement between the Registrant and Nycomed Danmark ApS dated as of April 20, 2004
5.1	Opinion of Counsel
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (incorporated in the signature page of this Registration Statement)

1.	Incorporated herein by reference to Registrant’s Registration Statement on Form S-1 filed on January 21, 1994 (SEC File No. 333-74318).

2.	Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 19, 1996 (SEC File No. 000-23272).

3.	Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A filed on December 31, 2001 (SEC File No. 000-23272).

4.	Incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed February 21, 2003 (SEC File No. 000-23272).

Item 17.   Undertakings

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) (i) and (1 (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

D.	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, County of Salt Lake, State of Utah, on the 8th day of July, 2004.

NPS PHARMACEUTICALS, INC.
By:	/s/ Kevin J. Ontiveros
Kevin J. Ontiveros Acting General Counsel and Secretary

        Each person whose signature appears below hereby constitutes and appoints Kevin J. Ontiveros and Hunter Jackson, jointly and severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Hunter Jackson	President, Chief Executive Officer	July 8, 2004
Hunter Jackson	and Chairman of the Board
/s/ Gerard J. Michel	Vice President, Corporate Development	July 8, 2004
Gerard J. Michel	and Chief Financial Officer
/s/ Santo J. Costa	Director	July 8, 2004
Santo J. Costa
/s/ Dr. John R. Evans	Director	July 8, 2004
Dr. John R. Evans
/s/ James R. Groninger	Director	July 8, 2004
James R. Groninger
/s/ Joseph Klein, III	Director	July 8, 2004
Joseph Klein, III
/s/ Donald E. Kuhla, Ph.D.	Director	July 8, 2004
Donald E. Kuhla, Ph.D.

Signature	Title	Date

/s/ Thomas N. Parks	Director	July 8, 2004
Thomas N. Parks
Director
Dr. Calvin R. Stiller
/s/ Peter G. Tombros	Director	July 8, 2004
Peter G. Tombros

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (1)

4.2A	Rights Agreement, dated as of December 4, 1996, between Registrant and American Stock Transfer & Trust, Inc., with Exhibit A, Form of Certificate of Designation of Series A Junior Participating Preferred Stock of the Registrant; Exhibit B, Form of Right Certificate; and Exhibit C, Summary of Rights to Purchase Shares of Preferred Stock of the Registrant (2)

4.2B	First Amendment to the Rights Agreement and Certificate of Compliance with Section 27 thereof, dated December 31, 2001 (3)

4.2C	Second Amendment to the Rights Agreement and Certificate of Compliance with Section 27 thereof, dated February 19, 2003 (4)

4.3	Stock Purchase Agreement between the Registrant and Nycomed Danmark ApS dated as of April 20, 2004

4.4	Registration Rights Agreement between the Registrant and Nycomed Danmark ApS dated as of April 20, 2004

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated in the signature page of this Registration Statement)

1.	Incorporated herein by reference to Registrant’s Registration Statement on Form S-1 filed on January 21, 1994 (SEC File No. 333-74318).

2.	Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 19, 1996 (SEC File No. 000-23272).

3.	Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form 8-A/A filed on December 31, 2001 (SEC File No. 000-23272).

4.	Incorporated herein by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A/A filed February 21, 2003 (SEC File No. 000-23272).